Exhibit 99.1

AgFeed Industries Announces Acquisition of 2 Large Producing Commercial Hog Farms, Raises 2008 Earnings Guidance to $1.10 per Share

AgFeed comments on declining commodity prices in China and recent capital market activities

NEW YORK, NY—September 22, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced that the Company has reached agreements to acquire 2 large producing commercial hog farms located in South China.

AgFeed anticipates these acquisitions to close in October and to be funded with the Company’s available cash on hand. The Company will have a total of 30 producing commercial hog farms upon completion of these acquisitions.

Raising 2008 Earnings Guidance

AgFeed raises its 2008 earnings guidance of adjusted earnings per share (EPS) to $1.10, due to the projected financial performance for the 3rd and 4th quarter of 2008, which would include the completion of these two additional acquisitions. In addition, AgFeed is in discussions with multiple other hog farms as potential acquisition targets. All of AgFeed’s acquired hog farms are immediately accretive to earnings.

Declining Feed Input Costs Benefit AgFeed

China’s domestic corn and soy meal production for 2008 are expected to reach record highs due to a great harvest season. Since corn and soybean meal represent the majority of costs in hog production, AgFeed currently benefits from declining feed input costs and expanded profit margins.

Songyan Li, Ph.D., AgFeed’s Chairman commented:” We are focused on growing our business. Integration of all of our acquired hog farms has been very well executed. The anticipated synergetic benefits derived from acquired hog farms such as increased operating efficiency; lower feed costs, better disease control measures and centralized cash/accounting management have exceeded our initial targets. We expect continued earnings growth in a favorable market environment.”

AgFeed Comments on Recent Market Activities

AgFeed believes that the Company, among others in the public markets, has been victimized by rumor-spreading short sellers including naked short sellers in the Company’s stock. AgFeed suspects that for months, several short sellers may have coordinated and used various anonymous ECNs (Electronic Communications Networks) to manipulate the Company’s stock. AgFeed estimates that there are currently more than 3 million Company shares sold short, at an approximate average price of $10 per share. AgFeed may be a victim, like many companies in the financial sector, as outlined in recent SEC actions against short sellers. A short seller can drive the share price down simply by rapidly hitting bids, thus creating fear among investors who may then sell at a loss, because of such selling pressure. A short seller may spread false market rumors and profit by buying shares back from panicked investors at a lower price. Shareholders suffer from these manipulative activities. AgFeed is evaluating all options available to protect the best interest of its shareholders from manipulative activities.

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The premix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Such statements involve substantial risks and uncertainties and there is no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated.  Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact Information:
U.S. Contact:
Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Gerry Daignault
Chief Operating Officer
AgFeed Industries, Inc.
Tel: 615-480-7847